Exhibit 10.11

FORM TIER 1

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) is hereby entered into as of August     , 2006, (the “Effective Date”) by and between Integral Systems, Inc., a Maryland corporation (the “Company”), and                              (the “Executive”), collectively referred to as the “Parties.”

Background

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel;

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly-held corporations, the possibility of a Change in Control (as defined below) exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1. Definitions. The following capitalized words and phrases as used in this Agreement shall have the following meanings:

(a) “Base Salary” shall mean, unless the context refers to a specific time period, the higher of (i) the then current base annual salary in effect for Executive (excluding any reduction giving rise to Good Reason (as defined below)) and (ii) the base annual salary of Executive in effect immediately prior to the current base annual salary.

(b) “Cause” for termination by the Company of the Executive’s employment shall mean (i) the continued and material failure of the Executive to perform the duties of his or her position with the Company which continued and material failure adversely affects the Company or its business after notice and a reasonable opportunity to cure; provided, however that the parties do not intend that this Subsection 1(b)(i) address: (x) circumstances that are outside of the Executive’s control such as changes in general business or economic conditions or in the industry in which the Company operates; and/or (y) war, acts of war, terrorism, or acts of terrorism (whether or not the foregoing are declared or undeclared and whether or not the foregoing takes place in the United States or outside the United States); (ii) material and willful malfeasance by the Executive in connection with the performance of the duties of his or her position with the Company that could in the good faith judgment of the Board (x) have a material adverse impact on the Company’s business (provided that prior to termination for such reason, the Company shall give Executive written notice of the acts constituting such cause, and the Company shall give Executive a period of twenty (20) days within which to cease and correct such acts, and if Executive ceases and corrects such acts this Agreement shall remain in effect), (y) subject the Company to criminal penalties in excess of $50,000, or (z) result in the incarceration of any officer, director or employee of the Company; (iii) after the date hereof, the Executive’s being convicted of, or pleading guilty or nolo contendere to, a felony that adversely affects the Company or involves moral turpitude (i.e. an act that is base, vile and depraved); (iv) fraud or embezzlement against the Company; (v) the willful failure (other than failure resulting from Executive’s incapacity due to injury, physical or mental illness or disability) of the Executive to obey in all material respects any proper written direction of the Board to the Executive, provided the written direction is consistent with the job-related responsibilities set forth in this Agreement (i.e. written direction clarifying the Executive’s job-related responsibilities hereunder without expanding such responsibilities beyond the scope hereof), and which has a material adverse effect on the Company (provided that prior to termination for such reason, the Company shall give Executive written notice of the acts constituting such cause, and the Company shall give Executive a period of twenty (20) days within which to cease and correct such acts, and if Executive ceases and corrects such acts this Agreement shall remain in effect); or (vi) the willful and material violation by the Executive of any agreement with the Company restricting competition against the Company, solicitation of customers or employees of the Company and/or disclosure of confidential or other information with respect to the Company. In no event shall the Company be obligated to give Executive notice and cure rights on more than two (2) occasions.

(c) “Change in Control” shall mean the first of the following events to occur:

(i) Any person or group (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the beneficial owner (within the meaning of Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s then-outstanding securities entitled generally to vote for the election of directors;

(ii) The Company’s stockholders approve an agreement to merge or consolidate with another corporation (other than a majority-controlled subsidiary of the Company) unless the Company’s stockholders immediately before the merger or consolidation are to own more than 50% of the combined voting power of the resulting entity’s voting securities entitled generally to vote for the election of directors;

(iii) The Company’s stockholders approve an agreement (including, without limitation, an agreement of liquidation) to sell or otherwise dispose of all or substantially all of the business or assets of the Company; or

(iv) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election by the Company’s stockholders is approved by a vote of at least a majority of directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for direction, without objection to such nomination) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board (excluding, however, for this purpose any Board member whose initial assumption as a member of the Board occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any person or persons other than the Incumbent Board).

However, no Change in Control shall be deemed to have occurred by a reason of (A) any event involving a transaction in which the Executive or a group of persons or entities with whom or with which the Executive acts in concert, acquire(s), directly or indirectly, 50% or more of the combined voting power of the Company’s then-outstanding voting securities or the business or assets of the Company; or (B) any event involving or arising out of a proceeding under Title 11 of the United States Code or the provisions of any future United States bankruptcy law, an assignment for the benefit of creditors or an insolvency proceeding under state or local law.

A Change in Control shall be deemed to occur, (I) with respect to a Change in Control pursuant to Section 1(c)(i) above, on the date any person or group first becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s then-outstanding securities entitled generally to vote for the election of directors, (II) with respect to a Change in Control pursuant to Sections 1(c)(ii) or (iii) above, on the date of stockholder approval, or (III) with respect to a Change in Control pursuant to Section 1(c)(iv) above, on the date members of the Incumbent Board first cease to constitute at least a majority of Board.

This Agreement, once triggered by a Change in Control event, shall apply with respect to that Change in Control event only and not with respect to any later Change in Control event.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Date of Termination” with respect to any termination of the Executive’s employment shall mean the date specified in the Notice of Termination required under Section 3(a); provided, however, that (i) in the case of termination by the Company, other than termination for Cause, the Date of Termination shall not be less than thirty (30) days from the date the Notice of Termination is given, and (ii) in the case of termination by the Executive, the Date of Termination shall not be less than thirty (30) days from the date the Notice of Termination is given.

(f) “Good Reason” for termination by the Executive of the Executive’s employment with the Company shall mean the occurrence (without the Executive’s express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(i) The assignment to Executive, without Executive’s express written consent, of any material duties inconsistent with Executive’s background, training, position, duties, responsibilities or status with the Company immediately prior to such assignment, or a substantial diminution in Executive’s title(s), position, duties, or responsibilities with the Company or any removal of Executive from, or any failure to reelect Executive to, any of such positions, except in connection with the termination of Executive’s employment for Cause, death, or Total Disability (provided that prior to termination for such reason, Executive shall give the Company written notice of the acts constituting such cause, and the Executive shall give the Company a period of twenty (20) days within which to cease and correct such acts, and if the Company ceases and corrects such acts, this Agreement shall remain in effect). Good Reason shall not be deemed to exist under this Subsection 1(f)(i) solely as a result of the Company or any part of the Company becoming a subsidiary or other business unit of another entity in a Change in Control;

(ii) A reduction by the Company in Executive’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time or in Executive’s Target Bonus;

(iii) The failure by the Company to continue in effect any compensation, welfare, fringe or other benefit plan in which Executive is participating, without substituting plans providing Executive with substantially comparable benefits, or the taking of any action by the Company which would materially and adversely affect Executive’s participation in or benefits under any of such plans; except in connection with a company wide change to benefit plans which are the same as or comparable to those provided by an acquiring entity or its parent to similarly situated employees or where there is no material reduction to the employee benefit plans provided to Executive except in response to an adverse change in economic circumstances.

(iv) Any purported termination of Executive’s employment for Cause or Total Disability without justifiable grounds;

(v) A material breach of this Agreement by anyone other than Executive (provided that prior to termination for such reason, Executive shall give the Company written notice of the acts constituting such cause, and the Executive shall give the Company a period of twenty (20) days within which to cease and correct such acts, and if the Company ceases and corrects such acts, this Agreement shall remain in effect); and

(vi) The relocation of the principal office of the Company where Executive is required to perform the principal duties and responsibilities of his or her position to a location which is more than fifty (50) miles outside of Lanham, Maryland and more than forty (40) miles from the Executive’s primary residence.

(g) “Protected Termination” means a termination of Executive’s employment (i) by the Company without Cause or by the Executive for Good Reason, which in either case occurs within twenty four (24) months after a Change in Control or (ii) by the Board without Cause on or before the date of a Change in Control in anticipation of such Change in Control or at the request of a potential acquirer of the Company, or its directors, officers, or agents, which has indicated an intent or taken steps reasonably calculated to effect a Change in Control and a Change in Control actually occurs. A termination of Executive’s employment at any time by reason of death or Total Disability, by the Company for Cause, or by the Executive without Good Reason does not constitute a Protected Termination.

(h) “Target Bonus” shall mean the target bonus percentage under the bonus plan of the Company in effect immediately prior to the date of a Change in Control; provided that if no bonus plan has been approved by the Board at the relevant time, the Target Bonus shall be the percentage of salary that the Executive received in the prior year as a bonus. The term “Target Bonus” shall not include any bonus structured as a transition or success bonus related to a Change in Control.

(i) “Total Disability” shall mean (i) if the Executive is subject to a legal decree of incompetency (the date of such decree being deemed the date on which such disability occurred), or (ii) the written determination by a physician selected in good faith by the Company and reasonably acceptable to Executive that, because of a medically determinable disease, injury or other physical or mental disability, the Executive is unable substantially to perform each of the material duties of the Executive required hereby, and that such disability has lasted for the immediately preceding ninety (90) days and is, as of the date of determination, reasonably expected to last an additional ninety (90) days or longer after the date of determination, in each case based upon medically available reliable information, and the provision of clear and convincing evidence by the Company of the Executive’s inability substantially to perform each material duty hereunder in support of such determination by the physician.

2. Company Obligations Upon a Protected Termination.

(a) Payments and Benefits. If the Executive’s employment with the Company is terminated by reason of a Protected Termination, then the Company shall provide to the Executive the payments and benefits set forth in this Section 2, subject to the terms and conditions herein, in addition to (i) Executive’s Base Salary and all other accrued benefits through the Date of Termination, (ii) expense reimbursements for all unreimbursed business expenses incurred by Executive through the Date of Termination consistent with Company policies, and (iii) the Executive’s Target Bonus multiplied by a fraction the numerator of which is the number of days elapsed in such year through the Date of Termination and the denominator of which is 365.

(b) Cash Severance. In the event of a Protected Termination, the Company shall make a lump sum cash severance payment to the Executive equal to two (2) times the sum of (i) the Executive’s Base Salary plus (ii) the Target Bonus. The cash severance and any other payments under this Agreement are subject to applicable tax withholding required under Federal, state and/or local law.

(c) Continued Insurance Coverage. In the event of a Protected Termination, unless prohibited by law or, with respect to any insured benefit, the terms of the applicable insurance contract, the Executive shall continue to participate in, and be covered under, the Company’s group life, disability, sickness, accident and health insurance programs on the same basis as other executives of the Company or, alternatively, in comparable programs of the acquiring or surviving entity following a Change in Control on the same basis as that entity’s executives, during the two (2) year period commencing on the Date of Termination (the “Termination Coverage Period”). If such continued participation is prohibited by law or the respective insurance contract, to the extent Executive and his or her dependents are eligible and elect under any such group health plan so-called COBRA continuation coverage or under any of the aforementioned insured plans, conversion to an individual insurance contract provided under such plan, the Company shall pay to Executive the amount of such premiums as are due for the Termination Coverage Period, less the then applicable employee contribution on the same basis as other executives of the Company, upon the Executive’s furnishing such documentation as to such eligibility or premium amounts as the Company reasonably requires. If the Executive and his or her dependents are not eligible to elect COBRA continuation coverage or if the Executive and his or her dependents are not eligible to convert to an individual health insurance contract under a Company plan, the Company shall pay to the Executive the amount of premiums as are due for the Termination Coverage Period under an individual health insurance contract issued to the Executive in an amount equal to the premiums for a converted individual insurance contract that would otherwise be provided under such Company plan. The Company shall make such payments within thirty (30) days of the Executive’s furnishing such documentation concerning coverage under such contract or premium amounts as the Company reasonably requires.

(d) Stock Options. In the event of a Protected Termination, all outstanding stock options to acquire Company stock held by the Executive on the Date of Termination shall become 100% vested and exercisable, but shall remain exercisable only for such remaining period as is provided in the stock option.

(e) Vacation. In the event of a Protected Termination, the Company shall pay Executive in accordance with the Company’s vacation policy all accrued, unused vacation time at the Base Salary (but not for any unused sick or personal time).

(f) Outplacement Services. In the event of a Protected Termination, outplacement services shall be provided to the Executive of a total cost not to exceed $15,000.00.

(g) Golden Parachute Payment. If any payment or distribution by the Company to the Executive or for the Executive’s benefit, or the acceleration of the time of vesting of any stock option pursuant to the terms of this Agreement would constitute a parachute payment within the meaning of Section 280G(b)(2) of the Code and subject the Executive to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the cash severance payments hereunder shall be reduced to the highest amount at which the Excise Tax would not apply if the amount thereby received by the Executive under this Agreement is higher than the amount that would be received after application of the Excise Tax if the cash severance payments were not so reduced.

(h) Timing of Payments. Except as provided below in this Section 2(h), the payments under Section 2(b) shall be made (i) in a lump sum within thirty (30) days of the Date of Termination or (ii) in the case of a “specified employee”, as defined in Section 409A(a)(2)(B)(i) of the Code, after the expiration of six (6) months following the Date of Termination or at such earlier time permitted by such provision. If payment as provided above would result in adverse tax consequences to the Executive under Code Section 409A, including without limitation application of the twenty percent (20%) penalty tax under Code Section 409A(a)(1)(B), the payments under Section 2(b) shall be made on the earliest date or dates thereafter that would be in compliance with the requirements of Code Section 409A.

(i) Release by Executive. Notwithstanding the above, upon the occurrence of a Protected Termination and prior to receipt of the payments and benefits provided under Section 2(b), (c), (d) and (f), Executive shall, as of the Date of Termination, execute a release in such form as is reasonably requested by the Company, releasing rights and claims in existence at such time relating to Executive’s employment with the Company, but excluding (i) Executive’s rights under this Agreement, (ii) Executive’s rights under any employee benefit plan of the Company, and (iii) Executive’s right to indemnification under the Maryland General Corporation Law, the Company’s bylaws or other governing instrument or under any agreement addressing such subject matter between the Executive and the Company.

(j) Termination by Reason of Cause, Death or Disability or by the Executive without Good Reason. If the Company terminates the Executive with Cause, the Executive’s employment is terminated by death or Total Disability or Executive terminates employment with the Company other than for Good Reason, the Company shall have no obligation to make any payments to the Executive under this Agreement.

(k) No Other Payments. Any payments made to the Executive under this Section 2 shall be in lieu of any other severance payments or benefits to which the Executive may be entitled under any other agreement or arrangement with the Company (other than an agreement as to a bonus structured as a transition or success bonus related to a Change in Control), including without limitation any payments or benefits under an employment agreement between the Executive and the Company which become due upon a Protected Termination.

3. Termination Procedures.

(a) Notice of Termination. Any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written notice of termination (the “Notice of Termination”) from the terminating party to the other party in accordance with Section 11. The Notice of Termination shall set forth in reasonable detail the facts and circumstances for the Executive’s termination. A Notice of Termination from the Company for Cause shall state that termination is for Cause and shall specify the particulars thereof in detail. A Notice of Termination from the Executive for Good Reason shall state that it is for Good Reason and shall specify the particulars thereof in detail. Any Notice of Termination by the Company for Cause or by the Executive for Good Reason must be sent no later than sixty (60) days after the terminating party first had knowledge of the grounds alleged to constitute Cause or Good Reason, as applicable (“Grounds to Terminate”); provided however, in the event Executive or the Company is diligently attempting to cure any asserted default (where cure is permitted hereunder) or the parties are negotiating in good faith to resolve any asserted default, the time for sending such Notice of Termination shall be extended until the earlier of (i) ten (10) days after the cessation of diligent cure efforts or good faith negotiations or (ii) ninety (90) days from the date a terminating party had first knowledge of Grounds to Terminate. Failure to send the Notice of Termination within sixty (60) days after the terminating party first had knowledge of the Grounds to Terminate, or within the extended period in the proviso in the preceding sentence, shall constitute a waiver of the right to allege Cause or Good Reason, as applicable, on the basis of such grounds.

4. Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, unless such obligations are binding upon such successor by operation of law. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive in lieu of other payments hereunder to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate employment for Good Reason after a Change in Control, except that for purposes of implementing the foregoing the date on which any such succession becomes effective shall be deemed the Date of Termination.

5. Entire Agreement. This Agreement supersedes all prior agreements between the Parties concerning the subject matter hereof (other than an agreement as to a bonus structured as a transition or success bonus related to a Change in Control), including, without limitation, all termination and severance provisions in any prior agreements between the Parties in the event of a termination of employment giving rise to a payment under Section 2 hereof, and constitutes the entire agreement between the Parties with respect to the subject matter hereof and all previous discussions, promises, representations, and understandings relating to the subject matter hereof are hereby merged into this Agreement. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is by a written instrument signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No person has any authority to make any representation or promise on behalf of any of the Parties not set forth herein, and this Agreement has not been executed in reliance upon any representation or promise except those set forth herein.

6. Confidentiality and Non-Competition.

(a) The Parties agree that as used herein “Confidential Information” means all information which becomes known to Executive as a consequence of his employment by Company and includes, but is not limited to, information about Company’s customers, methods of operation, prospective and executed contracts, trade secrets, business contacts, customer lists, and all technological, business, financial, accounting, statistical and personnel information regarding Company. The Parties further agree and stipulate that this Confidential Information was developed by Company at considerable expense, that this information is a valuable asset and part of Company’s goodwill, that this information is vital to Company’s success and is the sole property of Company.

(b) Executive recognizes and acknowledges that during his or her employment by Company, Executive has become familiar with Company’s Confidential Information.

(c) Executive recognizes and acknowledges that Company is engaged in the business of building satellite ground systems for command and control, integration and test, data processing, and simulation (the “Business”). The Business is a highly competitive enterprise, so that any unauthorized disclosure or unauthorized use by Executive of the Confidential Information protected under this Agreement, whether during his employment with Company or after its termination, would cause immediate, substantial and irreparable injury to the Business and the goodwill of Company.

(d) Executive agrees that upon termination of his employment with Company for any reason, whether voluntary or involuntary or with or without Cause or Good Reason, he or she will surrender to Company every item and every document which is Company’s property or will completely remove from Executive’s personal property such Confidential Information in whatever form (e.g. cell phones, PDA’s, personal computers, etc.). All such documents and Confidential Information are the sole and absolute property of Company. At the written request of the Company, the Executive shall provide the designated representative of the Company a certificate containing the following statement: “The Executive hereby certifies that he/she has notified the Company’s designated representative of all Confidential Information residing on any personal property of the Executive to which Executive is aware of after due review and inspection and has removed and destroyed (unless otherwise directed in writing by the Company) all Confidential Information from all personal property of Executive. Thereafter, in the event that Executive becomes aware of any further Confidential Information on Executive’s personal property, Executive shall notify the Company in writing and again comply with the immediately preceding sentence.

(e) Executive agrees that during his employment and following the termination of that employment for any reason, whether voluntary or involuntary or with or without Cause or Good Reason, he or she will not, on his own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, disclose Company’s Confidential Information to any person or entity other than agents of Company, and he or she will not use or aid others in obtaining or using any such Confidential Information. Executive’s obligations under this Section 6(e) shall not be deemed violated in the event that (i) Executive discloses any Confidential Information pursuant to order of a court of competent jurisdiction, provided Executive has notified the Company of such potential legal order and provided the Company with the opportunity to challenge or limit the scope of the disclosure, or (ii) the information becomes generally available from a source other than the Company, any of its affiliates, or any of their employees when such source is not legally prohibited, to the best of Executive’s knowledge, from making such information available.

(f) Executive agrees that during his or her employment with the Company and for a period of twenty-four (24) months after the termination of such employment by reason of a Protected Termination that results in payments and benefits under Section 2, he or she will not, on his or her own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, engage or attempt to engage in a business which competes against the Business of the Company in any geographic area in which the Company engages in the Business. This subsection shall not be construed as precluding the Executive from working as an employee or consultant for a separate business unit of a competitor of the Company, if the separate business unit is not in competition with the Business. The mere act of applying for a position with a proscribed competitor in the last six (6) months of the twenty four (24) month period shall not be deemed to be a violation of this provision, provided that employment with such competitor does not commence until after the end of the twenty four (24) month period. A portion of any cash severance payable under this Agreement shall be deemed to be in exchange for the restriction under this subsection, which portion shall be established by an appraisal conducted by an independent appraiser with a national reputation to be selected and compensated by the Company.

(g) Executive agrees that during his employment and for a period of twenty four (24) months after the termination of such employment, whether voluntary or involuntary or with or without Cause or Good Reason, he or she will not, on his own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, solicit or induce (or attempt to solicit or induce) any employees of Company to leave their employment with Company and/or consider employment with any other person or entity.

(h) The Parties agree that the failure of either party to enforce any term of this Agreement shall not constitute a waiver of any rights or deprive such party of the right to insist thereafter upon strict adherence to that or any other term of this Agreement, nor shall a waiver of any breach of this Agreement constitute a waiver of any preceding or succeeding breach. No waiver of a right under any provision of this Agreement shall be binding on Company unless made in writing and signed by an authorized officer of Company, or on Executive unless made in writing and signed by Executive.

(i) The Parties agree that any breach by Executive of any of the provisions in Section 6 of this Agreement will cause Company immediate, material and irreparable injury and damage, and there is no adequate remedy at law for such breach. Accordingly, in the event of a breach of any of the provisions of Section 6 of this Agreement by Executive, in addition to any other remedies it may have at law or in equity, Company shall be entitled immediately to seek enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, and any other form of equitable relief. This provision is not a waiver of any other rights which Company may have under this Agreement, including the right to recover money damages.

(j) It is the intention of the Parties that this Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court holds any provision of this Agreement to be unenforceable, the Parties agree that, if allowed by law, that provision shall be modified to the least extent necessary to render it enforceable without affecting the rest of this Agreement, and, if such modification is not allowed by law, the Parties shall promptly agree in writing to a provision to be substituted therefor which will have an effect as close as possible to the invalid provision consistent with applicable law. The Parties agree that the invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions hereof. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

7. Binding. The Parties agree that this Agreement shall be binding upon and inure to the benefit of the personal representatives, heirs, executors, and administrators of the Executive and the assigns, affiliates, successors, predecessors, subsidiaries, divisions, officers, agents, directors and employees of the Company.

8. Governing Law. The Parties agree that this Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland, regardless of any principles of conflicts of laws or choice of laws of any jurisdiction.

9. Voluntary Agreement. The Executive represents that he or she has read this Agreement, that he or she understands all of its terms, that in executing this Agreement he or she does not rely and has not relied upon any representation or statements made by any of Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement, and that he or she enters into this Agreement voluntarily, of his or her own free will and with knowledge of its meaning and effect.

10. Mitigation. The Company agrees that, if the Executive’s employment by the Company is terminated, the Executive shall not be required to seek other employment or to attempt in any way to reduce or mitigate any amounts the Company is obligated to make to the Executive in connection with this Agreement.

11. Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

(i)	to the Company:

Integral Systems, Inc.

5000 Philadelphia Way

Lanham, Maryland 20706-4417

Attention: Board of Directors

(ii)	to the Executive:

At the address then appearing on

the employment records of the Company.

12. Dispute Resolution.

(a) Costs of Arbitration. If either party brings an arbitration proceeding to enforce its rights under this Agreement, each party shall be responsible for its own expenses in preparing for and in trying the case, including, but not limited to, investigative costs, court costs and attorneys’ fees.

(b) Personal Jurisdiction. Both parties agree to submit to the jurisdiction and venue of the state courts in the State of Maryland as to matters involving enforcement of Section 6 of this Agreement or enforcement of an award in an arbitration proceeding.

(c) Arbitration. SUBJECT TO THE COMPANY’S RIGHT TO SEEK INJUNCTIVE RELIEF AS SPECIFIED IN SECTION 6 OF THIS AGREEMENT, ANY DISPUTE BETWEEN THE PARTIES HERETO ARISING UNDER OR RELATING TO THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT OF DAMAGES, THE NATURE OF THE EXECUTIVE’S TERMINATION OR THE CALCULATION OF ANY SEVERANCE OR OTHER AMOUNT OR BENEFIT DUE) SHALL BE RESOLVED IN ACCORDANCE WITH THE PROCEDURES OF THE AMERICAN ARBITRATION ASSOCIATION. ANY RESULTING HEARING SHALL BE HELD IN THE STATE OF MARYLAND. THE RESOLUTION OF ANY DISPUTE ACHIEVED THROUGH SUCH ARBITRATION SHALL BE BINDING AND ENFORCEABLE BY A COURT OF COMPETENT JURISDICTION.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Termination of Agreement. Unless the Executive and the Board mutually agree otherwise in writing, this Agreement shall terminate at the close of the first anniversary of the Effective Date if a Change in Control has not occurred on or before such date.

15. Expenses of Enforcement. In the event that the Executive is engaged in litigation (or arbitration) with the Company to enforce the Company’s or Executive’s obligations hereunder, in each case, the party that does not prevail in the action shall pay, to the full extent permitted by law, all legal fees and expenses which the party that prevails in the action may reasonably incur in connection therewith.

16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

Integral Systems, Inc.:

By:
Name: Peter Gaffney
Title: CEO

Executive:

Name
Title

Schedule of employees party to Change of Control Agreement (Tier 1):

Brown, Elaine, effective August 2, 2006

Daughtridge, Stuart, effective August 7, 2006

Gaffney, Peter, effective August 2, 2006

Gough, Thomas, effective August 7, 2006

Prince, Gary, effective August 2, 2006

Schuetzle, James, effective August 7, 2006

Woods, Patrick, effective August 7, 2006